(logo)
Coopers                                   Coopers & Lybrand L.L.P.
& Lybrand                           a professional services firm



REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of
BancBoston Mortgage Corporation


We have examined management's assertion about BancBoston Mortgage Corporation's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM MORTGAGE BANKERS (USAP) as of and for the year ended December 31, 1995 included in the accompanying management assertion. Management is responsible for BancBoston Mortgage Corporation's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about BancBoston Mortgage Corporation's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on BancBoston Mortgage Corporation's compliance with the minimum servicing standards.

In our opinion, management's assertion that BancBoston Mortgage Corporation complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1995 is fairly stated, in all material respects.

					   /s/Coopers & Lybrand L.L.P.

Jacksonville, Florida
March 22, 1996



Coopers & Lybrand L.L.P., a registered limited liability partnership. is a member firm of Coopers & Lybrand (International).